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                                  EXHIBIT 23.4
                   CONSENT OF BANCAMERICA ROBERTSON STEPHENS

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                   CONSENT OF BANCAMERICA ROBERTSON STEPHENS

    We hereby consent to the inclusion and description of, and reference to, our opinion letter, dated January 15, 1998 (the "Opinion"), to the Board of Directors of International Verifact Inc. ("IVI"), which is included as Annex F to the Joint Proxy Statement/Prospectus consituting a part of this Registration Statement on Form S-4 covering common stock, par value $.01 per share, of IVI Checkmate Corp. (the "Company") to be issued in connection with (i) the arrangement under Section 192 of the Canada Business Corporations Act pursuant to which IVI will become a wholly owned subsidiary of the Company and (ii) the merger of Future Merger Subsidiary, a wholly owned subsidiary of the Company, with and into Checkmate Electronics, Inc., each of which is in a form and substance acceptable to us and our legal counsel. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities Exchange Commission promulgated thereunder (collectively, the "Act"), nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Act.

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                                      BANCAMERICA ROBERTSON STEPHENS

Date: May 22, 1998                    By /s/ BANCAMERICA ROBERTSON STEPHENS
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